Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE SURGICAL ANNOUNCES FOURTH QUARTER EARNINGS
SUNNYVALE, CALIF. January 23, 2014 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in robotic-assisted surgery, reported revenue consistent with their January 14th press release of $576 million for the fourth quarter of 2013, down approximately 5% compared with $609 million for the fourth quarter of 2012.
Fourth quarter of 2013 instruments and accessories revenue increased 6% to $268 million from $254 million in the fourth quarter of 2012. The growth in instruments and accessories revenue is the result of growth in da Vinci® surgical procedures. da Vinci surgical procedures grew approximately 12% in the fourth quarter of 2013 compared to the fourth quarter of 2012, driven primarily by the growth in U.S. general surgery procedures, U.S. gynecologic procedures, and urology procedures outside of the U.S.
Fourth quarter of 2013 systems revenue was $205 million, a decrease of 23% compared with $265 million during the fourth quarter of 2012. During the fourth quarter of 2013, Intuitive Surgical sold 138 da Vinci Surgical Systems compared with sales of 175 systems during the same period last year. System sales were down in the fourth quarter of 2013 primarily as a result of lower U.S. sales reflecting moderating growth in benign gynecology, combined with changing hospital capital spending priorities associated with the implementation of the Affordable Care Act.
Fourth quarter of 2013 service revenue increased 14% to $103 million, compared with $91 million during the fourth quarter of 2012, reflecting growth in the installed base of da Vinci Surgical Systems.
Fourth quarter of 2013 operating income decreased to $209 million, compared with $248 million in the fourth quarter of 2012. Operating results for the fourth quarter of 2013 included $42 million of non-cash share-based compensation expense, compared with $38 million for the fourth quarter of 2012.
Intuitive Surgical’s income tax rate for the fourth quarter of 2013 was 23%, compared with 31% for the fourth quarter of 2012.
Fourth quarter of 2013 net income was $166 million, or $4.28 per diluted share, compared with $175 million, or $4.25 per diluted share, for the fourth quarter of 2012.
Revenue for the year ended December 31, 2013 totaled $2,265 million, an increase of 4% compared with $2,179 million for the year ended December 31, 2012. Net income was $671 million for the year ended December 31, 2013, or $16.73 per diluted share, compared with net income of $657 million, or $15.98 per diluted share, for the year ended December 31, 2012. Net income for the years ended December 31, 2013 and 2012, included one-time tax benefits of $34 million and $47 million, respectively, associated with various items, including the expiration of the statutes of limitations in multiple jurisdictions. Excluding these one-time benefits, net income and earnings per share for the years ended December 31, 2013 and 2012, would have been $637 million, or $15.88 per share and $610 million, or $14.84 per share, respectively.
Intuitive Surgical ended the fourth quarter of 2013 with $2.8 billion in cash, cash equivalents and investments, reflecting an increase of $222 million during the quarter.

Commenting on the announcement, Dr. Gary Guthart, President and CEO of Intuitive Surgical, said, “While 2013 has been a challenging year, our teams are well positioned heading into 2014 and deeply committed to our mission of improving surgery for those who need it. For 2014, we are focused on expanding use of da Vinci in general surgery, particularly colorectal surgery and single-incision surgery, supporting worldwide gynecology and urology growth, broadening our stapling and Single-Site launches, and continuing to strengthen our capabilities in international markets, particularly Europe and Japan.”

Additional supplemental financial and procedure information has been posted to the Investor Relations section of the Intuitive website at: http://phx.corporate-ir.net/phoenix.zhtml?c=122359&p=irol-IRHome.

Intuitive Surgical will discuss these results at a conference call today at 1:30 pm PST. The dial-in numbers for the call are (800) 230-1092 for participants located in the United States and (612) 288-0337 for participants located outside the United States. The host is Dr. Gary Guthart. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive Surgical, Inc.
Intuitive Surgical, Inc. (Nasdaq: ISRG), headquartered in Sunnyvale, Calif., is the global leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets the da Vinci Surgical System. Intuitive Surgical’s mission is to extend the benefits of minimally invasive surgery to those patients who can and should benefit from it.

About the da Vinci Surgical System
The da Vinci Surgical System is a surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art technology, the da Vinci Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with improved surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for skilled surgeons to perform more minimally invasive procedures involving complex dissection or reconstruction. For more information about clinical evidence related to da Vinci Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/.
da Vinci® and EndoWrist® are trademarks of Intuitive Surgical, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding supporting future growth, broadening launches of our instruments, and strengthening our capabilities in our international markets. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of global and regional economic and credit market conditions on health care spending; health care reform legislation in the United States and its impact on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; decreases in hospital admissions and actions by payers to limit or manage surgical procedures; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which we operate; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which we are or may become a party; product liability and other litigation claims; adverse publicity regarding the Company and the safety of our products and adequacy of training; our ability to expand into foreign markets; and other risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2012, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning revenue growth, procedure growth, future financial results and statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

INTUITIVE SURGICAL, INC.
UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
	December 31, 2013	September 30, 2013	December 31, 2012
Revenue:
Instruments and accessories	$268.2	$239.1	$253.8
Systems	204.6	158.5	264.9
Services	103.4	101.4	90.6
Total revenue	576.2	499.0	609.3
Cost of revenue:
Product	144.2	112.0	141.4
Service	34.0	30.3	30.0
Total cost of revenue (1)	178.2	142.3	171.4
Gross profit	398.0	356.7	437.9
Operating expenses:
Selling, general, and administrative	147.7	139.3	148.1
Research and development	41.7	43.2	41.7
Total operating expenses (1)	189.4	182.5	189.8
Income from operations (2)	208.6	174.2	248.1
Interest and other income, net	5.9	3.9	3.7
Income before taxes	214.5	178.1	251.8
Income tax expense (3)	48.3	21.3	76.9
Net income	$166.2	$156.8	$174.9
Net income per share:
Basic	$4.36	$4.06	$4.37
Diluted	$4.28	$3.99	$4.25
Shares used in computing net income per share:
Basic	38.1	38.6	40.0
Diluted	38.8	39.3	41.2
(1) Includes share-based compensation expense as follows:
Total cost of revenue	$7.6	$8.8	$6.9
Total operating expenses	$34.0	$41.6	$31.4
(2) Includes amortization of purchased intangibles as follows:
Income from operations	$4.7	$5.3	$5.9
(3) Includes one-time benefits associated with the expiration of the statutes of limitations in multiple jurisdictions	$—	$26.2	$—

INTUITIVE SURGICAL, INC.
UNAUDITED TWELVE MONTHS ENDED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Twelve Months Ended
	2013	2012
Revenue:
Instruments and accessories	$1,032.9	$903.3
Systems	834.9	932.9
Services	397.3	342.6
Total revenue	2,265.1	2,178.8
Cost of revenue:
Product	543.4	495.3
Service	127.5	113.2
Total cost of revenue (1)	670.9	608.5
Gross profit	1,594.2	1,570.3
Operating expenses:
Selling, general, and administrative	574.0	522.2
Research and development	167.7	170.0
Total operating expenses (1)	741.7	692.2
Income from operations (2)	852.5	878.1
Interest and other income, net	18.4	15.8
Income before taxes	870.9	893.9
Income tax expense (3)	199.9	237.3
Net income	$671.0	$656.6
Net income per share:
Basic	$17.12	$16.50
Diluted	$16.73	$15.98
Shares used in computing net income per share:
Basic	39.2	39.8
Diluted	40.1	41.1
(1) Includes share-based compensation expense as follows:
Total cost of revenue	$30.3	$27.0
Total operating expenses	$138.6	$126.3
(2) Includes amortization of purchased intangibles as follows:
Income from operations	$21.3	$23.1
(3) Includes one-time discrete tax benefits as follows:
Expiration of the statutes of limitations in multiple jurisdictions	$26.2	$38.0
Benefit from new IRS guidance relating to the Section 199 Domestic Production Deduction	$—	$8.5
Reinstatement of the 2012 federal R&D tax credit	$8.2	$—

INTUITIVE SURGICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

	December 31, 2013	December 31, 2012
Cash, cash equivalents and investments	$2,753.9	$2,920.5
Accounts receivable, net	301.4	370.3
Inventories	179.6	121.5
Property, plant and equipment, net	309.9	241.8
Goodwill	137.4	138.1
Deferred tax assets	135.7	96.3
Other assets	132.4	170.7
Total assets	$3,950.3	$4,059.2
Accounts payable and other accrued liabilities
Deferred revenue	$247.2	$292.7
Total liabilities	201.7	186.4
Stockholders’ equity	448.9	479.1
Total liabilities and stockholders’ equity	3,501.4	3,580.1
	$3,950.3	$4,059.2